Exhibit 16.1

PLS CPA, A PROFESSIONAL CORPORATION

-  4725 MERCURY STREET #210 – SAN DIEGO – CALIFORNIA 92111-

- TELEPHONE (858) 722-5953 – FAX (858) 761-0341 – FAX (858) 433-2979 –

- E-MAIL changgpark@gmail.com -

February 15, 2012

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen

I have read the statement included under Item 4.01 in the Form 8-K filing dates December 22, 2011 of CoConnect, Inc. (the Company) to be filed with the Securities and Exchange Commission and I agree with such statements insofar as they relate to our dismissal. We have no knowledge about Hansen, Barnett & Maxwell, PC was not consulted prior to their appointment as auditors.

Very truly yours,

/s/ PLS, CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board